UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2011

GREEN ENERGY LIVE, INC.
(Exact name of registrant as specified in Charter)

Nevada	333-148661	33-1155965
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1740 44th Street, Suite 5-230
Wyoming, MI 49519-6443
(Address of Principal Executive Offices)

(866) 460-7336
(Registrants Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and Director

On February 2, 2011, Gerard Danos resigned from his position as Chief Executive Officer and President of Green Energy Live, Inc. (the “Company”).  His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.  A copy of Mr. Danos’ resignation letter is attached hereto as Exhibit 17.1 and incorporated herein in its entirety by reference.

The Company has provided Mr. Danos a copy of the disclosures it is making in this Item 5.02 no later than the day of filing this Form 8-K with the SEC.  The company has also provided him the opportunity to furnish the Company, as promptly as possible, a letter addressed to the company stating whether he agrees with the statements made by the Company in this Item 5.02, and, if not, stating the respects in which he does or does not agree.  The Company will file any letter received from Mr. Danos by the Company with the SEC as an exhibit by an amendment to this Form 8-K within two business days after receipt by the company.

Appointment of Chief Executive Officer and President

On January 7, 2011, the board of directors appointed Richelle Kim as the Company’s Chief Executive Officer and President, effective February 2, 2011.  A description of Ms. Kim’s relevant business experience is detailed below.

Richelle Kim, Chief Executive Officer, President

Richelle Kim has over 18 years experience in management.  Ms. Kim has owned her own consulting company for the past 6 years, assisting firms in marketing, management, hiring and training, and the creation of operational procedures.  She has directed several companies to increase overall performance, business development and operations for divisional growth.

Family Relationships

Ms. Kim does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

17.1	Resignation Letter of Gerard Danos, dated as of February 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN ENERGY LIVE, INC.

Dated: February 7, 2011	By:	/s/ Richelle Kim
Richelle Kim
President, Chief Executive Officer